Exhibit 99.1

NEWS RELEASE

For further information, contact:	W. Todd Zehnder, Director — Corporate Communications & Marketing
(337) 232-7028, www.petroquest.com

PETROQUEST ENERGY ANNOUNCES SECOND QUARTER AND FULL YEAR 2005 GUIDANCE

LAFAYETTE, LA — April 22, 2005 — PetroQuest Energy, Inc. (NASDAQ: PQUE) announced today the following guidance ranges for the second quarter and full year of 2005:

The following updates guidance for the second quarter of 2005:

Guidance for
Description	2nd Quarter 2005
Production volumes (MMcfe/d)	47 - 52
Percent gas	65%
Expenses:
Lease operating expenses (per Mcfe)	$1.20 - $1.30
Production taxes (per Mcfe)	$0.09 - $0.11
Depreciation, depletion and amortization (per Mcfe)	$2.50 - $2.60
General and administrative (in millions)	$1.55 - $1.65
Interest expense (in millions)	$5.5 - $6.0(1)
Effective tax rate (all deferred)	35%

(1)	Includes a $3.4 million pre-tax, non-cash charge related to the write-off of deferred financing costs.

The following initiates guidance for the year ended December 31, 2005:

Description	Guidance for 2005
Production volumes (MMcfe/d)	52.0 - 57.5
Percent gas	70%
Expenses:
Lease operating expenses (per Mcfe)	$1.00 - $1.10
Production taxes (per Mcfe)	$0.12 - $0.14
Depreciation, depletion and amortization (per Mcfe)	$2.50 - $2.60
General and administrative (in millions)	$6 - $7
Interest expense (in millions)	$13 - $14
Effective tax rate (all deferred)	35%

The Company is also estimating 2005 capital expenditures to be approximately $85 to $95 million. During 2005, the Company has drilled 16 wells and achieved a 100% success rate.

About the Company
PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Arkoma Basin, East Texas, South Louisiana and the shallow waters of the Gulf of Mexico. PetroQuest trades on the Nasdaq National Market under the ticker symbol “PQUE.”

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.